EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Jim Bauer
Investor Relations
(678) 473-2647
jim.bauer@arrisi.com
ARRIS ANNOUNCES PRELIMINARY AND UNAUDITED
THIRD QUARTER 2006 RESULTS
Suwanee, Ga. (October 25, 2006) ARRIS Group, Inc. (NASDAQ:ARRS), a global communications technology leader in the development of advanced cable telephony and next generation high-speed data solutions for broadband local access networks, today announced preliminary and unaudited financial results for the third quarter 2006.
Financial Highlights:
•	Revenues were $228.6 million for the third quarter 2006, up 14% as compared to $201.0 million in the third quarter 2005 and up 4% as compared to $220.0 million in the second quarter 2006.

•
Net income in the third quarter 2006 was $26.6 million, or $0.24 per diluted share, as compared to net income of $18.8 million, or $0.18 per diluted share, in the third quarter 2005 and as compared to net income of $24.8 million or $0.23 per diluted share in the second quarter 2006. Excluding the items detailed below, net income per diluted share for the third quarter 2006 was $0.27 (a non-GAAP measure).

•
Gross margins were 27.6% in the third quarter 2006 as compared to 27.4% in the third quarter 2005 and 29.0% in the second quarter 2006 reflecting the expected change on product mix. Gross margin percentages improved sequentially in both product categories quarter over quarter.

•
Cash on hand and short-term investments at the end of the third quarter 2006 were $210.0 million, up significantly from $94.4 million at the end of the third quarter 2005 and up $12.8 million from $197.2 million at the end of the second quarter 2006. Cash generated from operating activities was $14.2 million in the third quarter 2006 and was $77.2 million through the first nine months of 2006.

•	Book-to-bill ratio was 0.88 in the third quarter as compared to 0.91 in the second quarter 2006 and 1.02 in the third quarter 2005.

Financial details:
Revenues for the third quarter 2006 were $228.6 million with GAAP net income of $0.24 per diluted share, inclusive of certain items described below. Revenues grew by $27.6 million or approximately 14%, and by $8.6 million or approximately 4%, as compared to the third quarter 2005 and the second quarter 2006, respectively. Through the first nine months of 2006, revenues were $657.0 million, up $157.9 million or approximately 32% from the same period last year. The revenue growth was a result of continuing demand for the Company’s Voice over IP (VoIP) and high speed data products as cable operators aggressively compete with telcos for customers who sign up for the “triple-play” of voice, data and video service offerings.
Net income in the third quarter 2006 was $26.6 million, or $0.24 per diluted share, as compared to the third quarter 2005 net income of $18.8 million, or $0.18 per diluted share, and as compared to the second quarter 2006 net income of $24.8 million, or $0.23 per diluted share. Excluding equity compensation expense and other items, net income was $0.27 per diluted share in the third quarter 2006. A reconciliation of GAAP to non-GAAP earnings per share is attached to this release and also can be found on the Company website (www.arrisi.com). Net income for the nine months of 2006 was $72.0 million, or $0.66 per diluted share, and compares to $29.5 million, or $0.31 per diluted share, in the first nine months of 2005.
Broadband product revenues were $87.6 million in the third quarter, up approximately 8% as compared to $81.3 million in the third quarter 2005, but down approximately 11% from the second quarter 2006 level of $98.8 million, reflecting the continuing phase-out of CBR telephony product sales as customers migrate to VoIP. Year-to-date Broadband sales of $271.8 million are up 22% as compared to $222.1 million in 2005. Strong demand for the Company’s flagship CMTS products have more than replaced the phase-out of CBR sales year over year. Demand for CMTS products continues to be driven by the Multi System Operators’ (MSOs) competitive response to the telcos’ aggressive marketing programs for FTTX and advanced digital subscriber line technologies as well as the need for MSOs to offer ever higher data rates to their subscribers. Supplies & CPE product revenues were $141.0 million in the third quarter, up 18% as compared to $119.7 million in the third quarter 2005 and up approximately 16% as compared to $121.2 million in the second quarter of 2006. Year-to-date Supplies & CPE sales of $385.2 million are up 39% as compared to $276.9 million in the same period in 2005. International sales were $54.4 million in the third quarter and compare to $52.4 million in the third quarter 2005 and $58.2 million in the second quarter 2006. Backlog at the end of the third quarter was $122.0 million compared to $149.2 million at the end of the second quarter 2006.

Bookings in the third quarter 2006 were $201.4 million as compared to $200.3 million in the second quarter 2006. The book-to-bill ratio in the third quarter was approximately 0.88 as compared to 0.91 in the second quarter 2006 and 1.02 in the third quarter 2005.
Gross margins were 27.6% in the third quarter as compared to second quarter 2006 margins of 29.0%. The decrease in consolidated margins reflects, as previously disclosed, a change in product mix during the quarter as a result of much higher EMTA sales and lower CBR product sales which have a gross margin level higher than the consolidated corporate average gross margin. This shift was partially offset by anticipated EMTA margin improvements. Gross margins of Broadband products were 46.2% in the third quarter 2006 as compared to 46.0% in the second quarter 2006. Gross margins of the Supplies & CPE products were up 100 basis points to 16.1% in the third quarter 2006 as compared to 15.1% in the second quarter 2006. Operating expenses were $37.7 million in the third quarter 2006, which included equity compensation expense of approximately $2.3 million. This compares to $41.3 million for the second quarter, which included equity compensation expense of approximately $2.3 million and technology licensing fees of approximately $2.4 million. Operating expenses in the third quarter 2005 were $36.3 million, which included equity compensation expense of $2.5 million. Research and development costs included in operating expenses were $16.1 million in the third quarter 2006 and compare to $19.3 million, which included the previously mentioned $2.4 million of technology licensing fees, in the second quarter of 2006. Research and development costs in the third quarter 2005 were $16.0 million.
The Company ended the third quarter with $210.0 million of cash on hand and short-term investments, up from the second quarter level of $197.2 million and up from the third quarter 2005 level of $94.4 million. Approximately $14.2 million and $77.2 million of cash were generated from operating activities in the third quarter and first nine months of 2006, respectively. Inventory and turns for the third quarter were $101.1 million and 6.9 on an annualized basis, respectively, as compared to $91.8 million and 6.5 on an annualized basis, respectively for the second quarter 2006. Accounts receivable ended the third quarter at $120.7 million with DSOs of 45 as compared to $104.1 million and DSOs of 41 at the end of the second quarter 2006.
“Thanks to our customers and the outstanding efforts of our employees, this has been yet another outstanding quarter for us. I am very pleased with our financial and market results through the first three quarters of 2006,” said Bob Stanzione, ARRIS Chairman & CEO. “We are well positioned for future growth as our products are leaders in the fast growing markets of voice, data and video. Increased agility in new product introductions, relentless pursuit of operational excellence and our sharp focus on maintaining a strong balance sheet should lead us to continued success.”

During the third quarter, the Company announced that the nation’s second largest MSO, Time Warner, had signed a two-year Purchase Agreement for ARRIS C4 and C3 CMTS products. Also announced were the successful field trials of wideband data services at speeds in excess of 100 Mbps to customers of KCTV JEJU Broadcasting in South Korea using the ARRIS FlexPath™ wideband data solution in the ARRIS Cadant® C4™ CMTS and the ARRIS Touchstone® WBM650B wideband modems. In addition, the Company noted that the National Cable Television Cooperative (NCTC), a programming and hardware purchasing cooperative for more than 1100 cable operators in the United States, had named ARRIS as a “Preferred Vendor” of Embedded Multimedia Terminal Adaptors (EMTAs).
“Our results for the third quarter showed both top and bottom line improvement as compared to the second quarter,” said David Potts, ARRIS EVP & CFO. We project that our revenues for the fourth quarter 2006 will be in the range of $220.0 to $230.0 million with net income per diluted share, on a U.S. GAAP basis, in the range of $0.23 to $0.26 including equity compensation expense of $0.02. It is also important to note that our guidance assumes that we do not become a tax payer at full rates until 2007. However, depending upon actual results in the fourth quarter 2006, it is possible a portion of our income may be taxed at full rates. Finally, we continue to evaluate valuation allowances we have historically recorded with respect to our deferred tax assets. It is possible that we may reverse a portion of these allowances in the fourth quarter 2006, which would result in a one-time gain.”
ARRIS management will conduct a conference call at 5:00pm EDT, today, Wednesday, October 25, 2006, to discuss these results in detail. You may participate in this conference call by dialing 888-562-3356 prior to the start of the call and providing the ARRIS Group, Inc. name, conference ID# 7952787 and Jim Bauer as the moderator. Please note that ARRIS will not accept any calls related to this earnings release until after the conclusion of the 5:00pm EDT conference call. A replay of the conference call can be accessed through Monday, October 30, 2006 by dialing 877-519-4471 and using the PIN#7952787. A replay also will be made available for a period of 12 months following the conference call on ARRIS’ website at www.arrisi.com.
ARRIS provides broadband local access networks with innovative next generation high-speed data and telephony systems for the delivery of voice, video and data to the home and business. ARRIS’ complete solutions enhance the reliability and value of converged services from the network to the subscriber. Headquartered in Suwanee, Georgia, USA, ARRIS has design, engineering, distribution, service and sales office locations throughout the world. Information about ARRIS’ products and services can be found at www.arrisi.com.
Forward-looking statements:

Statements made in this press release, including those related to:
•	fourth quarter 2006 revenues and net income;

•	income tax expense impacts;

•	expected sales levels and acceptance of certain ARRIS products;

•	the general market outlook; and

•	the outlook for industry trends
are forward-looking statements. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among other things,
•
projected results for the fourth quarter of 2006 as well as the general outlook for 2006 and beyond are based on preliminary estimates, assumptions and projections that management believes to be reasonable at this time, but are beyond management’s control; and,

•
because the market in which ARRIS operates is volatile, actions taken and contemplated may not achieve the desired impact relative to changing market conditions and the success of these strategies will be dependent on the effective implementation of those plans while minimizing organizational disruption.

In addition to the factors set forth elsewhere in this release, other factors that could cause results to differ from current expectations include: the impact of rapidly changing technologies; the impact of competition on product development and pricing; the ability of ARRIS to react to changes in general industry and market conditions including regulatory developments; rights to intellectual property, market trends and the adoption of industry standards; and consolidations within the telecommunications industry of both the customer and supplier base. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company’s business. Additional information regarding these and other factors can be found in ARRIS’ reports filed with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended June 30, 2006. In providing forward-looking statements, the Company expressly disclaims any obligation to update publicly or otherwise these statements, whether as a result of new information, future events or otherwise.
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ARRIS GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2006	2006	2006	2005	2005
	(unaudited)	(unaudited)	(unaudited)		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$179,971	$167,174	$129,559	$75,286	$48,194
Short-term investments, at fair value	30,000	30,000	36,250	54,250	46,250

Total cash, cash equivalents and short-term investments	209,971	197,174	165,809	129,536	94,444
Restricted cash	6,126	6,112	6,092	6,073	4,053
Accounts receivable, net	120,740	104,143	91,360	83,540	95,791
Other receivables	5,621	4,621	4,138	286	887
Inventories, net	101,062	91,764	99,673	113,909	90,122
Prepaids	3,751	2,959	4,094	10,945	16,507
Other current assets	2,435	4,119	3,251	4,331	3,691

Total current assets	449,706	410,892	374,417	348,620	305,495
Property, plant and equipment, net	25,338	24,423	24,327	25,557	26,483
Goodwill	150,569	150,569	150,569	150,569	150,569
Intangibles, net	345	483	702	920	1,138
Investments	3,438	3,410	3,358	3,321	3,347
Other assets	641	408	388	416	395

	$630,037	$590,185	$553,761	$529,403	$487,427

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$44,440	$40,241	$41,478	$35,920	$25,602
Accrued compensation, benefits and related taxes	19,630	14,648	9,503	20,424	16,083
Accrued warranty	8,582	8,296	8,020	8,479	6,724
Other accrued liabilities	28,371	27,012	22,151	20,633	23,104

Total current liabilities	101,023	90,197	81,152	85,456	71,513
Long-term debt, net of current portion				—	—
Accrued pension	11,947	13,266	12,943	12,636	11,040
Other long-term liabilities	5,589	5,644	5,618	5,594	5,643

	118,559	109,107	99,713	103,686	88,196
Stockholders’ equity:
Preferred stock	—	—	—	—	—
Common stock	1,086	1,083	1,081	1,069	1,065
Capital in excess of par value	747,721	744,556	740,954	732,405	727,249
Unrealized gain on marketable securities	1,219	1,165	1,114	1,077	975
Unfunded pension losses	(4,618)	(4,618)	(4,618)	(4,618)	(3,345)
Accumulated deficit	(233,519)	(260,081)	(284,831)	(305,555)	(327,520)
Unrealized gain (loss) on derivatives	(227)	(843)	532	1,523	991
Cumulative translation adjustments	(184)	(184)	(184)	(184)	(184)

Total stockholders’ equity	511,478	481,078	454,048	425,717	399,231

	$630,037	$590,185	$553,761	$529,403	$487,427

ARRIS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share data)
(unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
Net sales	$228,646	$200,957	$656,980	$499,082
Cost of sales	165,467	145,979	473,554	366,230

Gross margin	63,179	54,978	183,426	132,852
Gross margin %	27.6%	27.4%	27.9%	26.6%
Operating expenses:
Selling, general, and administrative expenses	21,524	20,070	64,523	53,803
Research and development expenses	16,066	15,954	50,460	45,091
Restructuring and impairment charges	4	34	347	430
Amortization of intangibles	138	218	575	993

	37,732	36,276	115,905	100,317

Operating income	25,447	18,702	67,521	32,535
Other expense (income):
Interest expense	27	11	50	2,033
Loss on debt retirement	—	—	—	2,372
Loss (gain) on investments	32	(60)	29	15
Loss (gain) on foreign currency	201	288	(943)	145
Interest income	(2,756)	(777)	(6,357)	(2,099)
Other (income) expense	68	83	269	366

Income from continuing operations before income taxes	27,875	19,157	74,473	29,703
Income tax expense	1,328	307	2,562	242

Net income from continuing operations	26,547	18,850	71,911	29,461
Income (loss) from discontinued operations	15	(30)	124	56

Net income	$26,562	$18,820	$72,035	$29,517

Net income per common share — basic:
Income from continuing operations	$0.25	$0.18	$0.67	$0.31
Income from discontinued operations	$0.00	$(0.00)	$0.00	$0.00

Net income	$0.25	$0.18	$0.67	$0.31

Net income per common share — diluted:
Income from continuing operations	$0.24	$0.18	$0.66	$0.31
Income from discontinued operations	$0.00	$(0.00)	$0.00	$0.00

Net income	$0.24	$0.18	$0.66	$0.31

Weighted average common shares:
Basic	107,678	104,434	107,007	93,768

Diluted	109,090	107,049	109,311	95,368

ARRIS GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
Operating Activities:
Net income	$26,562	$18,820	$72,035	$29,517
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	2,177	2,571	7,235	7,941
Amortization of intangibles	138	218	575	993
Equity compensation expense	2,427	2,611	7,068	4,341
Excess tax benefits from stock-based compensation plans	(184)	—	(538)	—
Amortization of deferred finance fees	—	—	—	305
Provision for doubtful accounts	(34)	155	(248)	(355)
Gain related to previously written off receivables	—	—	(1,573)	—
Loss (gain) on disposal of fixed assets	2	—	(2)	131
Loss on investments	32	—	32	75
Loss on debt retirement	—	—	—	2,372
Impairment of long-lived assets	—	—	—	291
Loss (gain) on discontinued operations	(15)	30	(124)	(56)
Changes in operating assets & liabilities, net of effects of acquisitions and disposals:
Accounts receivable	(16,563)	(8,046)	(37,515)	(39,525)
Other receivables	(1,000)	(599)	(5,335)	(467)
Inventory	(9,298)	(9,253)	12,847	2,824
Accounts payable and accrued liabilities	10,092	(324)	15,590	(7,249)
Other, net	(119)	(13,136)	7,162	(10,242)

Net cash provided by (used in) operating activities	14,217	(6,953)	77,209	(9,104)
Investing Activities:
Purchases of property, plant, and equipment	(3,138)	(2,703)	(7,080)	(7,555)
Cash proceeds from sale of property, plant, and equipment	2	—	22	40
Cash paid for acquisition, net of cash acquired	—	—	—	(89)
Purchases of short term investments	—	(46,250)	(51,900)	(51,250)
Disposals of short term investments	—	32	76,150	83,032
Other	—	—	—	(259)

Net cash provided by (used in) investing activities	(3,136)	(48,921)	17,192	23,919
Financing Activities:
Excess tax benefits from stock-based compensation plans	184	—	538	—
Proceeds from issuance of common stock and other	1,532	6,874	9,746	8,307

Net cash provided by financing activities	1,716	6,874	10,284	8,307
Net increase (decrease) in cash and cash equivalents	12,797	(49,000)	104,685	23,122
Cash and cash equivalents at beginning of period	167,174	97,194	75,286	25,072

Cash and cash equivalents at end of period	$179,971	$48,194	$179,971	$48,194

ARRIS GROUP, INC.
SUPPLEMENTAL EARNINGS RECONCILIATION
(in thousands, except per share data)
(unaudited)

	Q1 2006		Q2 2006		Q3 2006		YTD 2006
		Per Diluted		Per Diluted		Per Diluted		Per Diluted
	Amount	Share	Amount	Share	Amount	Share	Amount	Share
Net income	$20,723	$0.19	$24,750	$0.23	$26,562	0.24	$72,035	$0.66
Highlighted items:
Impacting gross margin:
Equity compensation expense	108	—	112	—	144	—	364	—
Impacting operating expenses:
Gain related to previously written off receviables	(475)	—	(1,098)	(0.01)	—	—	(1,573)	(0.01)
Restructuring charges — adjustments to existing accruals	328	—	15	—	4	—	347	—
Amortization of intangibles	218	—	219	—	138	—	575	0.01
Equity compensation expense	2,140	0.02	2,281	0.02	2,283	0.02	6,704	0.06
Impacting discontinued operations:
Restructuring charges — adjustments to existing accruals	(21)	—	(88)	—	(15)	—	(124)	—
Total highlighted items	2,298	0.02	1,441	0.01	2,554	0.02	6,293	0.06

Net income excluding highlighted items	$23,021	$0.21	$26,191	$0.24	$29,116	0.27	$78,328	$0.72

Weighted average common shares — diluted		109,345		109,670		109,090		109,311

ARRIS believes that presenting net income (loss) and related per share amounts adjusted for the items detailed above provides meaningful information that will allow investors to more easily understand ARRIS’ financial performance and compare its period-to-period results. With respect to stock compensation expense, ARRIS adopted SFAS 123R effective July 1, 2005, as a result of which ARRIS will record non-cash compensation expense related to grants of options and restricted stock. Depending upon the size, timing and the terms of the grants, this non-cash compensation expense may vary significantly. In prior periods, ARRIS highlighted significant losses related to bad debt expense associated with Adelphia and Cabovisao. ARRIS recognized gains in the first half of 2006 associated with these previously written off receivables. With respect to amortization of intangibles, the intangibles being amortized relate to our most recent acquisitions and will not recur. Similarly, the impairment of long-lived assets, restructuring charge adjustments and gain on investment reflect items that, although they or similar items might recur, are of a nature and magnitude that identifying them separately provides investors with a greater ability to project ARRIS’ future performance. As importantly, in assessing operating performance and preparing budgets and forecasts, ARRIS’ management considers performance after making these adjustments and believes that providing investors with the same information provides greater transparency and insight into management’s analysis. ARRIS expects to continue providing similar information in the future with schedules reconciling the differences between GAAP and non-GAAP financial measures.